As filed with the Securities and Exchange Commission on December 1, 2010
Registration No. 333-167670

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERITAGE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	6035	38-3814230
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

721 North Westover Boulevard, Albany, Georgia   31707
(229) 420-0000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

O. Leonard Dorminey, President and Chief Executive Officer
721 North Westover Boulevard
Albany, Georgia  31707
(229) 420-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin L. Meyrowitz, P.C.
Marianne E. Roche, Esq.
SILVER, FREEDMAN & TAFF, L.L.P.
3299 K Street, NW, Suite 100
Washington, DC  20007
(202) 295-4500

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

This Registration Statement registered 12,582,402 shares of the Common Stock, par value $.01 per share of Heritage Financial Group, Inc.  These shares were to be issued: (1) in a subscription offering, community offering and syndicated offering that would close if at least 6,120,000 shares and up to 9,522,000 shares were purchased (collectively the “Offering”); and (2) in a related exchange of existing shares of Heritage Financial Group for between 1,966,988 and 3,060,402 shares of common stock of Heritage Financial Group, Inc. based on an exchange ratio to be determined based on the number of shares sold in the Offering (the “Stock Exchange”).

The Offering closed on November 30, 2010, with the sale of 6,591,756 shares in the Offering.  On that same date, an exchange ratio of 0.8377 was established resulting in the issuance of 2,118,884 shares in the Stock Exchange.  This resulted in the issuance of a total of 8,710,640 shares of the Common Stock of Heritage Financial Group, Inc. on November 30, 2010.

This post-effective amendment is being filed by Heritage Financial Group, Inc. to deregister 3,871,762 shares previously registered under this Registration Statement that were not sold in the Offering or issued in the Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Albany, State of Georgia, on December 1, 2010.

HERITAGE FINANCIAL GROUP, INC.

By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey, President and Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints O. Leonard Dorminey his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ O. Leonard Dorminey	Date: December 1, 2010
O. Leonard Dorminey, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Antone D. Lehr	Date: December 1, 2010
Antone D. Lehr, Chairman of the Board and Director

/s/ Joseph C. Burger	Date: December 1, 2010
Joseph C. Burger, Vice Chairman of the Board and Director

/s/ Douglas J. McGinley	Date: December 1, 2010
Douglas J. McGinley, Director

/s/ Carol W. Slappey	Date: December 1, 2010
Carol W. Slappey, Director

/s/ J. Keith Land	Date: December 1, 2010
J. Keith Land, Director

/s/ J. Lee Stanley	Date: December 1, 2010
J. Lee Stanley, Director

/s/ T. Heath Fountain	Date: December 1, 2010
T. Heath Fountain, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)